UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 5, 2008

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma		73107
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

At the Annual Meeting of Stockholders of LSB Industries, Inc. (the “Company”) held on June 5, 2008, the stockholders approved the Company’s 2008 Incentive Stock Plan (the “Plan”). The Plan authorizes the grant of awards under the Plan for the issuance of up to a maximum of 1,000,000 shares of the Company’s common stock.

From time to time, the Company’s Compensation and Stock Option Committee will grant awards under the Plan. Awards may be in the form of stock awards, stock appreciation rights, incentive stock options (as defined in Section 422 of the Internal Revenue Code), non-statutory stock options, restricted stock, restricted stock units, and other stock and cash-based awards. Awards may be made to any employee, officer or director of the Company and its affiliated companies, as well as certain consultants, agents, and independent contractors.

The amounts of awards granted will vary. Each award will be set forth in a written agreement between the Company and the recipient of the award.

The Plan was approved by the Company’s board of directors on May 5, 2008, subject to the approval of the stockholders. A copy of the Plan is filed as Exhibit 99.1 to this report and is incorporated in this Item 1.01 by reference.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this report relating to the Plan is incorporated herein by reference. The Company’s directors, principal executive officer, principal financial officer, and other named executive officers (as such term is defined in Item 402(a)(3) of Regulation S-K) are eligible to participate in the Plan.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description

99.1	LSB Industries, Inc. 2008 Incentive Stock Plan, effective June 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2008.

LSB INDUSTRIES, INC.

By:	/s/ Tony M. Shelby
Tony M. Shelby,
Executive Vice President and
Chief Financial Officer